NOTICE CONCERNING REGULATORY RELIEF



        The following regulatory relief has been granted by the Commission and its staff to The Equitable Life Assurance Society of the United States (the "Company") and Separate Account A of the Company, (the "Separate Account") among other applicants, named in an Application dated December 18, 1986, File No. 812-6572, as amended and restated on June 15, 1987 (the "Application"):

                          Commission Exemptive Order
                     Release No. IC-15908 (August 5, 1987)
                      SEC Docket, Vol. 38, No. 18 at 1328
                               (August 18, 1987)


        The Application, among other things, sought relief from Sections
26(a) (2) (C) and 27(c) (2) for the deduction of certain mortality and expense risk charges from the Separate Account in connection with group variable annuity contracts referred to in the Application as "EQUI-VEST Contracts". The deductions and charges under the group variable contract filed as Exhibit 4(a) to this Registration Statement are identical in all material respects to the EQUI-VEST Contracts referred to in the Application.*

        Under these circumstances, the Company and the Separate Account intend to rely on the relief granted pursuant to the aforesaid Commission Exemptive Order to the extent applicable, in connection with this Registration Statement.




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*       The differences are as follows: EQUI-VEST imposes an administrative charge of the lesser of $30 or 2% of the annuity contract value deducted annually. This charge is not deducted from certificates with annuity account values over $25,000. Under Momentum, this charge will be $7.50, deducted quarterly, with the same waiver for account values of $25,000 or more and Equitable has reserved the right to increase this fee if administrative costs increase.

        In addition, Equitable will be offering plan recordkeeping services to the plans participating in the Momentum Contract. This additional service is not available to current EQUI-VEST certificate owners. The fee for the basic plan recordkeeping service, which is not optional, is $300 a year per plan, which will be billed directly to the Employer.


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